EXHIBIT "B"

                       CAPITAL ALLIANCE INCOME TRUST LTD.
                  ANNOUNCES THAT WILLIAM W. AUBREY WILL DIRECT
                      WHOLESALE LENDING OPERATIONS FOR ITS
                       CONDUIT MORTGAGE BANKING SUBSIDIARY


San Francisco--(Business Wire)--March 1,1999--Capital Alliance Income Trust Ltd. ("CAIT"), a home mortgage real estate investment trust (AMEX: CAA), announced a strategic business alliance amongst its affiliated companies under which William
W. Aubrey will direct the wholesale mortgage banking operations of Capital Alliance Advisors Inc. ("CAAI") which provides loan origination, underwriting and funding services and sales of those loans to the secondary market through CAIT's conduit mortgage banking subsidiary, Capital Alliance Funding Corporation ("CAFC").

Mr. Aubrey, a Senior Vice-President of CAAI and Executive Vice-President of Sierra Capital Acceptance, an affiliated mortgage banking firm, through CAAI will be responsible for the overall day-day-day operations of CAFC's wholesale mortgage banking operations. He has over 14 years of experience in wholesale mortgage banking operations, with lengthy stints with Topa Thrift and Loan and with Citizens Thrift and Loan prior to his joining Sierra Capital Acceptance in Irvine, CA in 1995.

CAFC is a specialty conduit mortgage banking firm in which CAIT has a 99% economic interest and is engaged in the business of originating on a nationwide basis and making whole loan sales of non-conforming residential mortgage loans in the secondary market. A portion of its loan production is provided to CAIT for its portfolio of unleveraged, non-conforming mortgage loans on 1-4 unit residential properties located primarily in the Western United States with a maximum loan-to-value of 75%.

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Contact:      Capital Alliance Income Trust Ltd.
              Thomas B. Swartz, CEO (415) 288-9575